EXHIBIT 99.1

Dolphin Entertainment Acquires Be Social

Top Influencer Marketing Firm Joins 42West, The Door, Shore Fire Media and Viewpoint in Dolphin's Entertainment Publicity and Marketing Group

NEW YORK, NY and LOS ANGELES, CA / ACCESSWIRE / August 17, 2020 / Dolphin Entertainment, Inc. (NASDAQ: DLPN), a leading independent entertainment marketing and production company, today announced a major expansion of its entertainment marketing capabilities through its acquisition of influencer marketing leader, Be Social.

Founded over 8 years ago by Ali Grant, Be Social is a Los Angeles-based digital communications group representing both brands and highly-engaged digital influencers. Be Social has worked with hundreds of leading beauty, fashion and lifestyle brands on influencer campaigns, including H&M, Nordstrom and Disney, oftentimes alongside the roster of digital talent they represent, which include many of the most recognized influencers across social media.

“The ability to execute best-in-class influencer marketing campaigns is the single-most important skill set we wanted to bring into the Dolphin family this year,” states Dolphin Entertainment CEO Bill O’Dowd.  “All 3 of our entertainment industry-leading PR firms -- 42West, Shore Fire Media and The Door -- represent multiple clients and brands that seek influencer marketing expertise, from motion pictures and television series to music albums and culinary live events.  Be Social allows us to immediately cross-sell services and launch influencer campaigns to support our entire spectrum of entertainment content, as well as for our rapidly expanding roster of consumer product clients.”

Continued Mr. O’Dowd, “Ali Grant simply epitomizes next-generation leadership, and she has built a young, energetic, socially savvy company, with a fantastic footprint in the fashion and lifestyle industries.  Our offices are buzzing.  We could not be more excited than we are today to welcome Be Social into our Entertainment Marketing Super Group.”

“What Bill and Dolphin are building is so impressive,” states Be Social CEO Ali Grant.  “The vision is very clear to us -- a collection of companies that are leaders in their respective fields, that want to collaborate, and that together have the ability to own and execute the biggest of their ideas.  It’s both a dream come true, and a unique competitive advantage!”

Continued Ms. Grant, “For Be Social, Dolphin provides growth opportunities into new entertainment verticals, alongside the very best PR firms in the business.  And, with streaming services and other direct-to-consumer offerings dominating the media landscape, we believe that marketing spend on influencer campaigns will only continue to grow for years to come.  Thus, the timing is perfect for us to join Dolphin.  And, as a young, female-led company, I cannot tell you how excited we are to work with, and learn from, well-known female leaders in entertainment marketing, including Amanda Lundberg, Leslee Dart, Lois Najarian O’Neill and Marilyn Laverty, among countless others within Dolphin.”

As part of Dolphin Entertainment, Be Social will continue to operate under its own name out of its existing offices in Los Angeles, with Ms. Grant serving as CEO.

K&L Gates LLP served as legal counsel to Dolphin Entertainment and Reed Smith for Be Social.

About Dolphin Entertainment, Inc.

Dolphin Entertainment is a leading independent entertainment marketing and production company. Through our subsidiaries 42West, The Door and Shore Fire Media, we provide expert strategic marketing and publicity services to many of the top brands, both individual and corporate, in the film, television, music and hospitality industries. In December 2019, all three PR firms were ranked among the Observer's "Power 50" PR Firms in the United States, an unprecedented achievement. Dolphin's acquisition of Viewpoint Creative adds full-service creative branding and production capabilities to our marketing group. Dolphin's legacy content production business, founded by Emmy-nominated CEO Bill O'Dowd, has produced multiple feature films and award-winning digital series.

About Be Social

Be Social is a Los Angeles-based digital communications agency and one of the first agencies with a hyper focus on executing influencer outreach and collaboration. Like the name suggests, Be Social is all about relationships. The company is an awareness-building powerhouse with a built-in influencer network of millions of close connections. The team has worked hard to cultivate deep-rooted relationships so that your brand, your message, and your story are amplified. With a dedicated focus on all things influencer, the company’s expertise spans across influencers, media and experiences. Influential, innovative and progressive, Be Social has reinvented the approach to digital awareness.

The company was founded by Ali Grant in 2012. Ali recognized the power of digital creators and built a business harnessing their influence. Inc. named Be Social one of the fastest growing companies in 2017 and 2018. You can learn more about Be Social on their website and Instagram.

Special Note Regarding Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, Dolphin Entertainment Inc.'s offering of common stock as well as expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by the use of words such as "will," "would," "anticipate," "expect," "believe," "designed," "plan," or "intend," the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, Dolphin Entertainment's actual results may differ materially from the results discussed in its forward-looking statements. Dolphin Entertainment's forward-looking statements contained herein speak only as of the date of this press release. Factors or events Dolphin Entertainment cannot predict, including those described in the risk factors contained in its filings with the Securities and Exchange Commission, may cause its actual results to differ from those expressed in forward-looking statements. Although Dolphin Entertainment believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved, and Dolphin Entertainment undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Contact:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com